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                                                         EXHIBIT 10.32

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<< >>

CONFIDENTIAL TO: << >>

As a key employee, you have been granted an Award of non-qualified stock option under the UK Sub-Plan of the Steelcase Inc. Incentive Compensation Plan (the "UK Sub-Plan") in recognition of your contributions.

This Agreement provides additional information regarding your rights under the UK Sub-Plan. A copy of the UK Sub-Plan has already been provided to you. If there is any inconsistency between this Agreement and the UK Sub-Plan, the UK Sub-Plan shall prevail. Capitalized terms used in this Agreement are defined in the UK Sub-Plan.

OVERVIEW OF YOUR AWARD

1.       NUMBER OF SHARES SUBJECT TO OPTION GRANTED UNDER THIS AWARD: << >>

2.       TYPE OF AWARD: Non-qualified stock option granted under the UK
         Sub-Plan.

3.       DATE OF GRANT: << >>

4.       PER SHARE EXERCISE PRICE: << >>

5. VESTING OF AWARDS: Subject to the terms of the UK Sub-Plan, the Shares covered by this Award may be purchased according to the following schedule:

           DATE                   PORTION OF OPTION WHICH VEST
           ----                   ----------------------------
           << >>                              1/3

           << >>                              1/3

           << >>                  All remaining shares; fully vested

6.       EXPIRATION DATE OF THESE AWARDS: << >>

7.       TERMINATION OF EMPLOYMENT:

         a. By death or disability. The rights to purchase shares under this Award will fully vest one hundred percent (100%) on the later of << >> or the date of death or disability and the Shares may be purchased until the earlier of: (i) the expiration date of this Award; or (ii) the first anniversary of the date of death, or the fifth anniversary of the onset of disability. Disability shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Committee.

         b. By retirement: In the event of your retirement, you will be treated as continuing in employment for purposes of vesting in your Award. Vested Awards must be exercised

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                  no later than the fifth anniversary of your retirement. In no event may the Award be exercised after its Expiration Date. You will be considered to have retired if your termination of employment occurs after your age plus years of continuous service total 80 or more.

         c. For other reasons: Shares subject to Awards which are vested as of the date of termination of employment for other reasons may be purchased until the earlier of: (i) the expiration date of this Award; or (ii) the end of the ninetieth (90th) day following the date of termination of employment (except in the case of termination for "gross misconduct", in which case, the Award will expire and no shares can be purchased beyond the date of termination). Awards which are not vested as of the date of employment termination shall immediately terminate, and shall be forfeited to the Company.

8.       FORFEITURE OF AWARDS.

         a. All unexercised Awards will be forfeited if you are terminated for gross misconduct.

         b. Unexercised Awards shall be forfeited in the event the Participant directly or indirectly engages in Competition with Steelcase. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the `Company') at any time during employment with the Company or during the three (3) year period following termination of employment with the Company, without prior approval of the Committee. A UK Sub-Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

9. CHANGE IN CONTROL. In the event of a Change in Control, all shares subject to the Options granted under this Award shall become immediately exercisable and shall remain exercisable for their entire term. (The term of the Award ends on the earlier of its stated Expiration Date or the end of the period of exercise set forth in paragraph 7 above due to termination of employment.)

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10.      EXERCISE. In order to exercise the Award, a written notice must be provided to the Company specifying the number of shares to be purchased, accompanied by full payment of the exercise price in cash or by check. Cashless exercise of the Award through a broker or dealer designated by the Company is also permitted. In addition, with the Company's permission, previously owned shares of Company stock having a fair market value equal to the exercise price may also be used to purchase shares under this Award.

11. TAXATION. There will be no income tax due on the exercise of the Option where, in addition to complying with the rules of the Approved Scheme, an exercise takes place:

         -        While the Approved Scheme remains approved by the Inland
                  Revenue;

         - not earlier than three nor later than 10 years after the Option was granted; and

         - not earlier than three years following the last previous exercise by the Option Holder of an option obtained under this or any other share option scheme of the Company (except a savings related share option scheme) approved by the Inland Revenue which enjoyed relief from income tax.

12. WITHHOLDING. As a condition of exercising this Award, the Company has the right to withhold shares or cash that would otherwise be received by you to pay for any federal, state or local withholding tax due upon the exercise of this Award. The Company may also collect the withholding tax directly from you.

13. AMENDMENT. This Award may be amended or modified by the Company as long as the amendment or modification does not materially adversely affect your Award.

If you have any questions regarding your stock Awards, please contact:

         << >>, International Human Resources    TEL << >>,

Sincerely,

James P. Hackett
CEO and President

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Please acknowledge your agreement to participate in the UK Sub-Plan and this
Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned in the enclosed envelope to << >>, International Human Resources by << >>.

        AGREEMENT TO PARTICIPATE IN THE UK SUB-PLAN OF THE STEELCASE INC.
                           INCENTIVE COMPENSATION PLAN

By signing a copy of this Agreement and returning it I acknowledge that I have read the UK Sub-Plan, and that I fully understand all of my rights under the UK Sub-Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Award. Without limiting the generality of the preceding sentence, I understand that subject to the terms of the UK Sub-Plan, my right to exercise this Award is conditioned upon my continued employment with the Company.

By signing a copy of this agreement, I, acknowledge and agree that certain personal data and/or information (including but not limited to my name, address, employer, country of residence, and salary) regarding any stock option grant made in my name and/or any shares that I purchase under the UK Sub-Plan of the Steelcase Inc. Incentive Compensation Plan (the UK Sub-Plan) will be transmitted and communicated by my employer outside the country of my employment or residence in order that Steelcase Inc. may administer and effectuate the UK Sub-Plan. I hereby provide my consent to the transfer of any such relevant data and/or information and waive my privacy rights or claims that I may have with respect thereto.

"Pursuant to the Data Processing, Data Files and Individual Liberties Law, the answer to these questions is not mandatory, and you benefit from a right of access and rectification to the data relating to you by asking Steelcase Inc. This data may be transferred to Steelcase Inc."

Participant:________________________________     Date:________________________
            <<  >>
            Participant ID: <<  >>